AMENDMENT NO. 2 TO
                             THE RETIREMENT PLAN OF
                    SCHEIN PHARMACEUTICAL, INC. & AFFILIATES
                  (Amended and Restated as of January 1, 1998)

      Effective as of the dates set forth herein, the Retirement Plan of Schein Pharmaceutical, Inc. & Affiliates (Amended and Restated as of January 1, 1998) (the "Plan"), is amended as follows:

            Effective as of September 1, 1998, Section 6.04 of the Plan is amended by deleting the word "or" from subsection (b), deleting the period at the end of subsection (c) and adding ", or" to the end of such subsection (c), and adding the following new subsection (d):

            "(d) termination of employment with the Employer pursuant to an employment reduction plan during the period September 1, 1998 through and including August 3l, 1999."